UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 11, 2022

CITIZENS COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

001-33003	20-5120010
(Commission File Number)	(I.R.S. Employer Identification No.)

2174 EastRidge Center
Eau Claire, WI 54701
(Address and Zip Code of principal executive offices)

715-836-9994
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	CZWI	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.)
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2022, Citizens Community Bancorp, Inc. (the “Company”) entered into a Subordinated Note Purchase Agreement (“Note Purchase Agreement”) with certain accredited purchasers and qualified institutional buyers (the “Purchasers”), pursuant to which the Purchasers agreed to purchase 4.75% fixed-to-floating subordinated notes in the aggregate principal amount of $35 million (the “Notes”). The Notes provide for a maturity date to occur ten years from the date of issuance. From the date of issuance of the Notes until, but excluding, April 1, 2027 (the “Fixed Interest Period”), the annual interest rate of the Notes is 4.75%. After the Fixed Interest Period and through maturity (the “Floating Interest Period”), the interest rate will be reset quarterly to equal the three-month term Secured Overnight Financing Rate, plus 329 basis points. Interest on the Notes will be payable semi-annually in arrears on April 1 and October 1 of each year during the Fixed Interest Period, and quarterly in arrears on January 1, April 1, July 1 and October 1 of each year during the Floating Interest Period.

The Notes are expected to qualify as Tier 2 capital for regulatory capital purposes, subject to applicable limitations. The Note Purchase Agreement provides that the Notes may not be redeemed by the Company prior to the fifth anniversary of the effective date of the Notes, with certain limited exceptions.

The Note Purchase Agreement contains customary representations, warranties and covenants by each of the parties.

Janney Montgomery Scott LLC and Hovde Group, LLC acted as co-placement agents (collectively, the “Placement Agent”) for the offering. Taft Stettinius & Hollister LLP acted as legal counsel to the Company, and Godfrey & Kahn, S.C. acted as legal counsel to the Placement Agent.

The foregoing summary of the Note Purchase Agreement and the Notes does not purport to be complete and is subject to and qualified in its entirety by the full text of the Form of Subordinated Note Purchase Agreement, the Form of Subordinated Note and the Form of Global Subordinated Note, which are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of the Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.03. Material Modifications to Rights of Security Holders.

During the continuance of an event of default under the Note Purchase Agreement, the Company is restricted from declaring or paying any dividends on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, any of its capital stock, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (iv) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans.

Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits.  The following exhibit is being furnished herewith:

4.1	Form of Subordinated Note Purchase Agreement
4.2	Form of Subordinated Note
4.3	Form of Global Subordinated Note
104	The cover page from this Current Report on Form 8-K in Inline XBRL (Extensible Business Reporting Language)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS COMMUNITY BANCORP, INC.

Date: March 14, 2022	By:	/s/ James S. Broucek
James S. Broucek
Chief Financial Officer